AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN
                      The ARK Funds: INSTITUTIONAL II CLASS


THIS Distribution and Service Plan (the "Distribution Plan"), made as of March 20, 1998, and amended and restated as of April 5, 2002 is the plan of ARK Funds (the Trust), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of each money market series of the Trust, U.S. Government Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio and U.S. Treasury Money Portfolio (each a "Portfolio").

1. This Distribution Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") for shares of beneficial interest of Institutional II Class ("Institutional II Shares") of each Portfolio of the Trust.

2. The Trust has entered into a Distribution Agreement on behalf of each Portfolio with ARK Funds Distributors, LLC (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of each Portfolio's shares including the Institutional II Shares. Such efforts may include, but neither is required to include nor are limited to, the following:

     (1)  formulation   and   implementation   of  marketing   and   promotional
          activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;

     (2)  preparation, printing and distribution of sales literature;

     (3)  preparation,   printing  and  distribution  of  prospectuses  of  each
          Portfolio and reports to recipients other than existing shareholders of each Portfolio;

     (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable;

     (5) making payments to securities dealers and others engaged in the sales of Institutional II Shares; and

     (6) providing training, marketing and support to such dealers and others with respect to the sale of Institutional II Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, Institutional II Class of each Portfolio shall pay to the Distributor a fee at the annual rate of up to (and including) 0.75% of such Class' average daily net assets throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust, as specified in this paragraph; provided that, for any period during which the total of such fee and all other expenses of a Portfolio holding itself out as a money market fund under Rule 2a-7 under the 1940 Act or of the Institutional II Class of such a Portfolio, would exceed the gross income of that Portfolio (or of the Institutional II Class thereof), such fee shall be reduced by such excess. Such fee shall be computed daily and paid monthly. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in each Portfolio's then current Prospectus for the determination of the net asset value of Institutional II Shares, but shall exclude assets attributable to any other Class of each Portfolio. The Distributor may use all or any portion of the fee received pursuant to the Distribution Plan to compensate securities dealers or other persons who have engaged in the sale of Institutional II Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under Paragraph 2 hereof.

4. This Distribution Plan shall become effective with respect to the Institutional II Class of a Portfolio on March 20, 1998, this Distribution Plan having been approved (1) by a vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreement related to the Distribution Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on Distribution Plan; and (2) by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Institutional II Class of the affected Portfolio.

5. During the existence of this Distribution Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

6. This Distribution Plan shall, unless terminated as hereinafter provided, remain in effect until April 1, 1999 and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Distribution Plan.

7. This Distribution Plan may be amended with respect to the Institutional II Class of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in Paragraph 3 hereof must be approved by a vote of a majority of the outstanding, voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Institutional II Class of the affected Portfolio, and (b) any material amendment of this Distribution Plan must be approved in the manner provided in Paragraph 4(1) above.

8. This Distribution Plan may be terminated with respect to the Institutional II Class of a Portfolio at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Institutional II Class of the affected Portfolio.

9. During the existence of this Distribution Plan, the Trust shall require the Distributor to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Institutional II Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Distribution Plan does not require the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of Institutional II Class.

11. In the event that Rule 2830 of the NASD Rules of Conduct precludes any Portfolio of the Trust (or any NASD member) from imposing a sales charge (as defined in that Section) or any portion thereof then the Distributor shall not make payments hereunder from the date that the Portfolio discontinues or is required to discontinue imposition of some or all of its sales charges. If the Portfolio resumes imposition of some or all of its sales charge, the Distributor will receive payments hereunder.

12. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Institutional II Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Institutional II Class of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

13. If any provision of the Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.


Originally adopted:  June 22, 1995
Amended and Restated:  March 20, 1998 and April 5, 2002